UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.1 )*
China GrenTech Corporation Limited
(Name of Issuer)
ordinary shares, par value US$0.00002 each
(Title of Class of Securities)
16938P107**
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐  Rule 13d-1(b)
☐  Rule 13d-1(c)
☑  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
** The CUSIP Number relates to the Issuer’s ADRs. Each ADR represents 25 of the Issuer’s Ordinary Shares of par value US$0.00002 each.

SIGNATURE
EX-2.A IDENTITY AND BACKGROUND
EX-2.B JOINT FILING AGREEMENT

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS Actis Capital LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	England

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS Actis China Fund 2, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	England

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS Actis Executive Co-Investment Plan, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Guernsey

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	16938P107

1	NAMES OF REPORTING PERSONS Actis China Investment Holdings No. 1 Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Mauritius

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

ITEM 1.
(a)	NAME OF ISSUER:

China GrenTech Corporation Limited (the “Issuer”)

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

16th Floor, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen, People’s Republic of China, 518026
ITEM 2.
(a)	NAME OF PERSON FILING:

Actis Capital LLP (“Actis”)

Actis China Fund 2, L.P. (“ACF2”)

Actis Executive Co-Investment Plan, L.P. (“Plan”)

Actis China Investment Holdings No.1 Limited (“ACIH”)

(each a “Reporting Person” and collectively, the “Reporting Persons”). See Exhibits 2(A) and 2(B).

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

Actis and ACF2: 2 More London Riverside, London UK SE1 2JT.

Plan: 13-15 Victoria Road, St Peter Port, Guernsey, Channel Islands, GY1 3ZD

ACIH: Les Cascades, Edith Cavell Street, Port Louis, Mauritius

(c)	CITIZENSHIP:
(i)	Actis: England

(ii)	ACF2: England

(iii)	Plan: Guernsey

(iv)	ACIH: Mauritius
(d)	TITLE OF CLASS OF SECURITIES:

Ordinary shares

(e)	CUSIP NUMBER:

16938P107
ITEM 3.	Not Applicable

ITEM 4.	OWNERSHIP:
(a)	Amount Beneficially Owned:
(i)	Actis: 0

(ii)	ACF2: 0

(iii)	Plan: 0

(iv)	ACIH: 0
In aggregate, the Reporting Persons listed above beneficially own 0 ordinary shares.
(b)	Percent of Class:
(i)	Actis: 0

(ii)	ACF2: 0

(iii)	Plan: 0

(iv)	ACIH: 0
In aggregate, the Reporting Persons listed above beneficially own 0 ordinary share, representing 0% of such class of shares.
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:
Actis: 0

ACF2: 0

Plan: 0

ACIH: 0
(ii)	Shared power to vote or to direct the vote:
Actis: 0

ACF2: 0

Plan: 0

ACIH: 0
(iii)	Sole power to dispose or to direct the disposition:
Actis: 0

ACF2: 0

Plan: 0

ACIH: 0
(iv)	Shared power to dispose or to direct the disposition of:
Actis: 0

ACF2: 0

Plan: 0

ACIH: 0

In aggregate the Reporting Persons listed above have the power to dispose or to direct the disposition of 0 ordinary share.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[x].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable

ITEM 10.	CERTIFICATION:

Not applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2008
ACTIS CAPITAL LLP
By:	/s/ Paul Owers
Name:	Paul Owers
Title:	Partner

ACTIS CHINA FUND 2, L.P. By Actis Capital LLP, its Manager
By:	/s/ Paul Owers
Name:	Paul Owers
Title:	Partner

ACTIS EXECUTIVE CO-INVESTMENT PLAN, L.P. By Actis Co-Investment Limited, its General Partner
By:	/s/ Barry McClay
Name:	Barry McClay
Title:	Director

ACTIS CHINA INVESTMENT HOLDINGS NO.1 LIMITED By Chronos Limited, its Director
By:	/s/ Yannick Roussety
Name:	Yannick Roussety
Title:	Director